Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES JANUARY 2005 SALES RESULTS

New York, New York, February 3, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the four-week period ended January 29, 2005 increased 8.7 percent to $101,228,000 over total net sales of $93,116,000 for the four-week period ended January 31, 2004. By division, net sales were $47,008,000 for Ann Taylor compared to $50,392,000 last year, and $43,791,000 for Ann Taylor Loft compared to $36,346,000 last year.

Comparable store sales decreased 3.6 percent for the period, compared to a comparable store sales increase of 3.7 percent for the same four-week period last year. By division, comparable store sales were down 7.2 percent for Ann Taylor compared to a 1.5 percent decrease last year, and down 0.3 percent for Ann Taylor Loft compared to a 16.1 percent increase last year.

For the fourth quarter of fiscal 2004, the Company’s net sales totaled $487,338,000, up 8.6 percent from $448,677,000 for the same period last year. By division, net sales were $220,165,000 for Ann Taylor compared to $243,414,000 last year, and $217,181,000 for Ann Taylor Loft compared to $171,847,000 last year. Comparable store sales for the quarter decreased 4.0 percent, compared to a 15.5 percent increase for the fourth quarter of last year. By division, comparable store sales for the fourth quarter were down 10.1 percent for Ann Taylor compared to a 14.4 percent increase last year, and up 3.2 percent at Ann Taylor Loft compared to a 20.0 percent increase last year.

Total inventory levels at the end of January were up approximately 12 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were up approximately 7 percent at Ann Taylor and up approximately 15 percent at Ann Taylor Loft. The increase was primarily due to higher in-transit inventory levels.

During the month, the Company closed two Ann Taylor stores. The total store count at month end was 738, comprised of 359 Ann Taylor stores, 343 Ann Taylor Loft stores and 36 Ann Taylor Factory stores. Total square footage at the end of the four-week period ending January 29, 2005 increased 14.7 percent over the same period last year.

For the fiscal year ended January 29 2005, the Company’s net sales totaled $1,853,583,000, up 16.7 percent from $1,587,708,000 for the same period in fiscal 2003. By division, net sales for the fiscal year end were $854,865,000 for Ann Taylor compared to $867,855,000 last year, and $826,556,000 for Ann Taylor Loft compared to $588,801,000 last year. Comparable store sales for the fiscal year increased 3.6 percent over the same period last year. Comparable store sales by division for the fiscal year were down 2.7 percent for Ann Taylor and up 12.8 percent for Ann Taylor Loft.

The Company will comment on its fourth quarter earnings and first quarter 2005 outlook next week and will issue a press release containing appropriate access information.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 738 stores in 45 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com and www.anntaylorLOFT.com as of January 29, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547